Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2015

Shareholders, Clients, and Team Members:

In August, I began my third year as CEO of United Bancshares, Inc., I continue to be thankful for the privilege to work beside a dedicated Board of Directors and a talented and dedicated staff of over 165 remarkable individuals. Thanks to their efforts, I am pleased to report that your Company is having another successful year.

That success includes year to date reported net income ($4.5 million), return on equity (8.74%), return on assets (.95%), net interest margin (3.68%), loans to deposits (69.4%), and efficiency ratio (63.22%).  Each were improved over the same period in 2014.  A significant portion of that success was due to team members’ efforts regarding the successful acquisition, integration and operations of the Marion and Lewis Center branches. This acquisition has generated attractive returns and we feel strongly it will continue to be an effective use of capital for our shareholders.

Additionally, the Board of Directors declared a $0.09 per share dividend, payable on December 15th to shareholders of record as of November 30th, 2015.  This decision was reached after their review of your Company’s capital position, risk profile, earnings levels, and capital sources available for growth.  We understand how important dividends and increased stock value are for many of our shareholders; both of these investment objectives have and will remain important parts of the Company’s consideration as the board determines capital allocation.

I remain optimistic about the long-term future of your Company.  My belief comes not from the ability to forecast when rates will increase or whether the economy will continue to expand, but is firmly placed on the commitment and abilities of my fellow team members. The foundation for continued success for our Company continues to be derived from their outstanding abilities to identify the best growth opportunities, balance risk with return, adapt to rapidly changing technologies and threats, and our shared cultural values of respect and accountability toward our customers, shareholders, colleagues, and communities.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2015	Nine months ended September 30, 2014
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 17,136	$ 14,471
Interest expense	1,578	2,011
Net interest income	15,558	12,460
Provision for loan losses	100	115
Net interest income after provision for loan losses	15,458	12,345
Non-interest income	3,323	3,141
Non-interest expenses	13,257	11,426
Income before income taxes	5,524	4,060
Provision for income taxes	996	796
Net income	$ 4,528	$ 3,264

Average common shares outstanding	3,346,161	3,419,154

PER COMMON SHARE
Net income	$ 1.35	$ 0.95
Book value	$21.46	$19.67
Tangible book value	$18.15	$17.10
Closing price	$15.69	$14.98

FINANCIAL RATIOS
Return on average assets	0.95%	0.75%
Return on average equity	8.74%	6.75%
Net interest margin	3.68%	3.31%
Efficiency ratio	63.22%	70.20%
Loans to deposits	69.40%	60.21%
Allowance for loan losses to loans, excluding
loans marked to market in the acquisition of OSB	1.14%	1.32%
PERIOD END BALANCES
	As of September 30, 2015	As of December 31, 2014
Assets	$616,092	$650,200
Loans, gross	$359,279	$360,937
Deposits	$512,554	$565,445
Shareholders' equity	$ 71,445	$ 67,772

Common shares outstanding	3,329,129	3,367,735

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Anthony M.V. Eramo - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211